Karen E. Deschaine +1 858 550 6088 kdeschaine@cooley.com	Exhibit 5.1

October 24, 2022

Quanergy Systems, Inc.

433 Lakeside Drive

Sunnyvale, California 94085

Ladies and Gentlemen:

We have acted as counsel to Quanergy Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”) covering an underwritten public offering of (i) up to 9,800,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which includes up to 1,470,000 shares of Common Stock that may be sold pursuant to the exercise of an option to purchase additional shares and (ii) warrants (the “Common Warrants”) to purchase up to 45,080,000 shares of Common Stock, which includes warrants to purchase up to 2,940,000 shares of Common Stock that may be sold pursuant to the exercise of an option to purchase additional Warrants and 22,540,000 additional shares of Common Stock that are issuable by reason of the anti-dilution provisions of the warrants. The Registration Statement also covers the issuance of warrants to purchase up to 450,800 shares of Common Stock being issued to Maxim Group LLC, as representative of the underwriters of the offering (the “Representative Warrants”), and the shares of Common Stock issuable upon exercise thereunder. The Common Warrants and the Representative Warrant are collectively referred to herein as the “Warrants” and the shares of Common Stock issuable upon exercise of the Warrants are referred to as the “Warrants Shares.”

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the form of the Warrants filed as an exhibit to the Registration Statement, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Common Shares and the Warrants will be sold at a price and on terms established by the Board of Directors or a duly authorized committee thereof. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP    10265 Science Center Drive    San Diego, CA    92121-1117

t: (858) 550-6000    f: (858) 550-6420    cooley.com

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)      our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii)     our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii)    we express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv)    we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, and (iii) the Warrant Shares, when sold and issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Karen E. Deschaine
Karen E. Deschaine

Cooley LLP    10265 Science Center Drive    San Diego, CA    92121-1117

t: (858) 550-6000    f: (858) 550-6420    cooley.com